AMENDMENT TO THE
ADMINISTRATIVE SERVICES AGREEMENT

This AMENDMENT (the "Amendment") is made as of December 15, 2010 (“Effective Date”) by and between each of the entities listed on Annex I to the Agreement (each a “Fund” and collectively, the “Funds”) and THE BANK OF NEW YORK MELLON (“BNYM-AIS”).

BACKGROUND:

A.	The Funds and BNYM-AIS are parties to an Administrative Services Agreement dated as of August 26, 2010, as amended to date (the “Agreement”).

B.	The parties desire to add additional Funds to Annex I.

C.	The parties desire to amend the description of the services set forth in Schedule I as set forth below.

D.	The Funds and BNYM-AIS desire to amend the Agreement to accommodate the foregoing.

E.	This Background section is hereby incorporated by reference in and made a part of this Amendment.

TERMS:

Intending to be legally bound, the parties hereby agree that:

1.	Annex I to the Agreement is hereby deleted in its entirety and is amended and restated as attached hereto.

2.	A new item (e) shall be added to the Tax Services Section of Schedule 1 of the Agreement as follows:

(e)	If applicable, BNYM-AIS will provide to the Tax Preparer the monthly capital and investment registers.

3.	Item (g) of the Administration Services section of Schedule 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

(g)
(i) Assemble and mail or otherwise make available board materials for quarterly board meetings; and (ii) upon agreement of the parties hereto, permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly board meeting materials and such other board meeting materials as the parties hereto may agree (such electronic access is herein defined as the “Enhanced Services”);.

4.	BNYM-AIS will charge and the Fund will pay to BNYM-AIS such compensation relating to the Enhanced Services referenced in Section 3 above as BNYM-AIS and the Fund agree upon in writing.

5.
BNYM-AIS may utilize a sub-contractor to provide or assist in providing the Enhanced Services referenced in Section 3 above, and if BNYM-AIS so utilizes a sub-contractor BNYM-AIS will inform the Fund of the identity of such sub-contractor.  BNYM-AIS will be responsible for the acts and omissions of any sub-contractor utilized by BNYM-AIS in connection with providing the Enhanced Services referenced in Section 3 above to the same extent that BNYM-AIS is responsible for its own acts and omissions pursuant to the Agreement.

6.
Notwithstanding anything in this Amendment or otherwise to the contrary, BNYM-AIS may unilaterally in its sole discretion cease providing any of the Enhanced Services referenced in Section 3 above at any time that there is not then-currently in effect an agreement between BNYM-AIS and a sub-contractor requiring the sub-contractor to perform such services as BNYM-AIS may require with respect to such Enhanced Services.

7.
The Fund understands and agrees that (1) BNYM-AIS will charge the Fund more for the Enhanced Services referenced in Section 3 above than any sub-contractor that BNYM-AIS may utilize in connection with providing such Enhanced Services charges BNYM-AIS and (2) the Fund is free to attempt to contract directly with such sub-contractor for the provision of such Enhanced Services.

8.	The Fund represents, warrants and covenants that this Amendment and the compensation related thereto has been or will be duly reviewed and approved or ratified by its Governing Board.

9.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment have their respective meanings as defined in the Agreement.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(c)
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(d)	This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

THE BANK OF NEW YORK MELLON

/s/ Lisa Rosen
By: Lisa Rosen Title: Managing Director

EACH FUND LISTED ON ANNEX I

/s/ Michael Roman
By: Title:	Michael Roman Vice President

Annex I
Fund Name	Form of Organization
ASGI Agility Income Fund	Delaware Business Trust
ASGI Aurora Opportunities Fund, LLC	Delaware limited liability company
ASGI Corbin Multi-Strategy Fund, LLC	Delaware limited liability company